Exhibit 10.1

Execution Version

WELLS FARGO BANK, NATIONAL ASSOCIATION

WELLS FARGO SECURITIES, LLC

550 S. Tryon Street

Charlotte, NC 28202

June 26, 2019

Project Pacific Commitment Letter

$1,610 million Senior Credit Facilities

$300 million Senior Bridge Facility

HealthEquity, Inc.
15 West Scenic Pointe Drive, Suite 100

Draper, Utah 84020

Attention: Jon Kessler, President and Chief Executive Officer

Ladies and Gentlemen:

You have advised Wells Fargo Bank, National Association (“Wells Fargo Bank”) and Wells Fargo Securities, LLC (“Wells Fargo Securities” and together with Wells Fargo Bank, the “Commitment Parties”, “we” or “us”) that HealthEquity, Inc., a Delaware corporation ( “you” or the “Borrower”) seeks financing to fund the purchase price for the proposed acquisition (the “Acquisition”) of all of the equity interests of an entity identified to us as “Walrus” (the “Target” or the “Acquired Company”) pursuant to the Acquisition Agreement (as defined in Exhibit D attached hereto) and to consummate the other transactions described on Exhibit A hereto. Capitalized terms used but not defined herein are used with the meanings assigned to them on the Exhibits attached hereto (such Exhibits, together with this letter, collectively, the “Commitment Letter”).

You have further advised us that in order to (a) finance the Acquisition, (b) refinance certain existing indebtedness of the Borrower and its subsidiaries and/or the Acquired Company and its subsidiaries (such refinancings, collectively, the “Refinancing”), and (c) pay fees and expenses in connection with the Transactions (as defined below) you will:

(i)            incur senior secured credit facilities in an aggregate principal amount of $1,610 million consisting of (A) a revolving credit facility of up to $200 million (the “Revolving Credit Facility”) and (B) a term loan facility of up to $1,410 million (the “Term Loan Facility” and, together with the Revolving Credit Facility, the “Senior Credit Facilities”), each as described in the Summary of Proposed Terms and Conditions attached hereto as Exhibit B (the “Bank Term Sheet”); and

(ii)           issue and sell unsecured notes (the “Notes”) in a public offering or a Rule 144A or other private placement on or prior to the Closing Date (as defined below) yielding at least $300 million in gross cash proceeds or, in the event the Notes are not issued at the time the Transactions are consummated, borrow up to $300 million, less the principal amount of Notes, if any, issued on or prior to the Closing Date, under an unsecured senior credit facility (the “Bridge Facility” and, together with the Senior Credit Facilities, the “Facilities”) as described in the Summary of Proposed Terms and Conditions attached hereto as Exhibit C (the “Bridge Term Sheet” and, together with the Bank Term Sheet, the “Term Sheets”).

As used herein, the term “Transactions” means, collectively, the Acquisition, the Refinancing, the initial borrowings under the Senior Credit Facilities on the Closing Date, the issuance of the Notes on or prior to the Closing Date and/or the borrowings under the Bridge Facility on the Closing Date (as applicable) and the payment of fees and expenses in connection with each of the foregoing.  This letter, including the Term Sheets, the Transaction Summary attached hereto as Exhibit A and the Conditions Annex attached hereto as Exhibit D (the “Conditions Annex”), is hereinafter referred to as the “Commitment Letter”.  The date on which the Senior Credit Facilities are closed is referred to as the “Closing Date”.  Except as the context otherwise requires, references to the “Borrower and its subsidiaries” will include the Acquired Company and its subsidiaries after giving effect to the Acquisition.

1.              Commitments and Arrangement

Upon the terms and subject to the conditions set forth in this Commitment Letter, the underwriting fee letter dated the date hereof from the Commitment Parties to you (the “Underwriting Fee Letter”) and in the administrative agent fee letter dated the date hereof from the Commitment Parties to you (the “Administrative Agent Fee Letter” and, together with the Underwriting Fee Letter, the “Fee Letters”), (a) Wells Fargo Bank is pleased to advise you of its commitment to provide to the Borrower 100% of the principal amount of the Senior Credit Facilities (the “Bank Commitment”) and (b) Wells Fargo Bank is pleased to advise you of its commitment to provide to the Borrower 100% of the principal amount of the Bridge Facility (the “Bridge Commitment” and, together with the Bank Commitment, the “Commitments”).  Wells Fargo Bank is referred to herein as the “Initial Lender,” with Wells Fargo Bank in its capacity as the Initial Lender of the Bank Commitment being herein called the “Initial Bank Lender” and Wells Fargo Bank in its capacity as the Initial Lender of the Bridge Commitment being herein called the “Initial Bridge Lender.”

2.              Titles and Roles

Wells Fargo Securities, acting alone or through or with affiliates selected by it, will act as the sole bookrunner and sole lead arranger (in such capacities, the “Lead Arranger”) in arranging and syndicating the Facilities.  Wells Fargo Bank (or an affiliate selected by it) will act as (a) the sole administrative agent (in such capacity, the “Bank Administrative Agent”) for the Senior Credit Facilities and (b) the sole administrative agent (in such capacity, the “Bridge Administrative Agent”) for the Bridge Facility.  No additional agents, co-agents, arrangers or bookrunners will be appointed and no other titles will be awarded and no other compensation will be paid (other than compensation expressly contemplated by this Commitment Letter and the Fee Letters) unless you and we shall agree in writing; provided that (i) on or prior to the date which is 15 business days after the date of this Commitment Letter, you will have the right to appoint additional financial institutions reasonably acceptable to the Lead Arranger as joint lead arrangers and joint bookrunners to assume the rights and obligations of the Lead Arranger hereunder in respect of up to 35% of the commitments under the Facilities (allocated ratably among the Facilities) and (ii) the Lead Arranger shall have the right, in consultation with you, to award titles to other co-agents, arrangers or bookrunners who are Lenders (as defined below) that provide (or whose affiliates provide) commitments in respect of one or more of the Facilities (it being further agreed that Wells Fargo Securities will have the “left” and “highest” placement in any and all marketing materials or other documentation used in connection with the Facilities and shall hold the leading role and responsibilities conventionally associated with such placement, including maintaining sole physical books for the Facilities).

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3.              Syndication

The Lead Arranger intends to syndicate the Facilities to a group of lenders identified by the Lead Arranger in consultation with you and reasonably approved by you (such approval not to be unreasonably withheld, delayed or conditioned) (such lenders committing to the Senior Credit Facilities, including Wells Fargo Bank, the “Bank Lenders”; such lenders committing to the Bridge Facility, including Wells Fargo Bank, the “Bridge Lenders”; and, together with the Bank Lenders, the “Lenders”); provided that, notwithstanding the Lead Arranger’s right to syndicate the Facilities and receive commitments with respect thereto, (i) no Commitment Party shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Facilities, including its commitments in respect thereof, until after the Closing Date has occurred, (ii) no assignment or novation by any Commitment Party shall become effective as between you and such Commitment Party with respect to all or any portion of such Commitment Party’s commitments in respect of the Facilities until the initial funding of the Facilities and (iii) unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitment in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred. Notwithstanding the foregoing, the Lead Arranger will not syndicate to (i) those banks, financial institutions and other institutional lenders and investors that have been separately identified in writing by you to us prior to the date of this Commitment Letter, (ii) those persons who are competitors of you and your subsidiaries and the Target and its subsidiaries that are separately identified in writing by you to us from time to time (which list of competitors may be supplemented by the Borrower after the Closing Date by means of a written notice to the applicable Administrative Agent but which supplementation shall not apply retroactively to disqualify any persons that have previously acquired an assignment or participation in any of the Facilities), and (iii) in the case of each of clauses (i) and (ii), any of their affiliates (which, for the avoidance of doubt, shall not include any bona fide debt investment funds that are affiliates of the persons referenced in clause (ii) above) that are either (a) identified in writing by you to the Lead Arranger (or, if after the Closing Date, to the applicable Administrative Agent) from time to time or (b) readily identifiable on the basis of such affiliate’s name (clauses (i), (ii) and (iii) above, collectively “Disqualified Lenders”).

The Lead Arranger intends to commence syndication efforts promptly following the date hereof, and, until the earlier to occur of (x) the date that is 60 days following the Closing Date and (y) a Successful Syndication (as defined in the Underwriting Fee Letter) (such earlier date, the “Syndication Date”), you agree, and will use commercially reasonable efforts to cause appropriate members of management of the Target, to actively assist the Lead Arranger in completing a syndication reasonably satisfactory to the Lead Arranger and you. Such assistance shall include (A) your using commercially reasonable efforts to ensure that the syndication efforts benefit from your and your affiliates and the Target’s existing lending and investment banking relationships, (B) direct contact between appropriate members of your senior management and advisors and (to the extent reasonable and practical) appropriate members of senior management of the Target and the proposed Lenders, in all such cases at times and locations to be mutually agreed upon, (C) your preparing and providing to the Commitment Parties all customary information with respect to you and your subsidiaries and the Target and the Transactions, including all customary financial information and Projections (as defined below), as any Commitment Party may reasonably request in connection with the arrangement and syndication of the Facilities and your assistance in the preparation of one or more confidential information memoranda and lender slides (each, a “Confidential Information Memorandum”) and other customary marketing materials to be used in connection with the syndication (all such information, memoranda and material, “Information Materials”), which customary information necessary to prepare the Confidential Information Memorandum shall, to the extent not previously provided, be delivered as promptly as practicable following the date hereof, (D) your hosting, together (to the extent reasonable and practical) with

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appropriate senior members of management of the Target and with the Commitment Parties, of one meeting (and, if requested, a reasonable number of additional meetings to be mutually agreed) of prospective Lenders at a time and location to be mutually agreed, (E) your ensuring that, prior to the Syndication Date, there is no competing offering, placement, arrangement or syndication of any debt securities (other than as contemplated in the Fee Letter) or bank financing or other credit facilities (other than the Facilities) or announcement thereof by or on behalf of you and your subsidiaries or the Target that could reasonably be expected to materially impair our primary syndication of the Facilities and (F) your using commercially reasonable efforts to obtain prior to the launch of general syndication of the Facilities (x) public corporate family ratings (but not a specific rating) for the Borrower and (y) public ratings (but not a specific rating) for each Facility and the Notes from each of Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc. (“S&P”).

Upon the reasonable request of the Commitment Parties, you will furnish, for no fee, to any Commitment Party an electronic version of your and your subsidiaries’ trademarks, service marks and corporate logos for use in marketing materials for the purpose of facilitating the syndication of the Facilities (the “License”); provided, however, that the License shall be used solely for the purpose described above and may not be assigned or transferred. You hereby authorize the Commitment Parties to download copies of the Borrower’s trademark logos from its website and post copies thereof on the IntraLinks site, SyndTrack site or similar workspace established by the Lead Arranger to syndicate the Facilities and use the logos on any Confidential Information Memorandum, presentations and other marketing materials prepared in connection with the syndication of the Facilities or in any advertisements (to which you consent, such consent not to be unreasonably withheld, delayed or conditioned) that the Commitment Parties may place after the closing of any of the Facilities in financial and other newspapers and journals, or otherwise, at its own expense describing its services to the Borrower hereunder. Without limiting your obligations to assist with syndication efforts as set forth in this paragraph, we agree that we will not be released from our commitment hereunder with respect to the Facilities in connection with any syndication or assignment to any Lender unless (A) (i) you have consented to such syndication or assignment in writing (such consent not to be unreasonably withheld, delayed or conditioned) and (ii) any such Lender has entered into customary amendment, restatement or joinder documentation (in form and substance reasonably satisfactory to the Commitment Parties and you) with respect to this Commitment Letter committing to provide a portion of the Facilities (in which case our commitments hereunder shall be reduced at such time by an amount equal to the commitment assumed by such Lender or (B) such Lender shall have entered into the applicable Credit Documentation and funded the portion of the Facilities committed to be funded by it on the Closing Date. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, your obligations to assist in syndication efforts as provided herein shall not constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date and it is understood that the Commitment Parties’ commitment with respect to the Facilities hereunder is not conditioned upon the syndication of, or receipt of commitments in respect of, the Facilities and in no event shall the commencement or successful completion of syndication of the Facilities constitute a condition to the availability of the Facilities on the Closing Date.

The Lead Arranger will manage, in consultation with you, all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. You hereby acknowledge and agree that the Lead Arranger will have no responsibility other than as expressly set forth herein and in no event shall any Commitment Party be subject to any fiduciary or other similar or implied duties in connection with the transactions contemplated hereby.

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At the reasonable request of the Commitment Parties, you agree to use commercially reasonable efforts to assist in the preparation of a version of each Confidential Information Memorandum or other Information Material (a “Public Version”) consisting exclusively of information with respect to you and your subsidiaries, the Target and the Acquisition that is either publicly available or not material with respect to you and your affiliates, the Target, any of your securities or the Acquisition for purposes of United States federal and state securities laws (such information, “Non-MNPI”). Such Public Versions, together with any other information prepared by you, your affiliates or representatives, or the Target or its representatives and conspicuously marked “Public” (collectively, the “Public Information”), which at a minimum means that the word “Public” will appear prominently on the first page of any such information, may be distributed by us to prospective Lenders who have advised us that they wish to receive only Non-MNPI (“Public Side Lenders”). You acknowledge and agree that, in addition to Public Information and unless you promptly notify us otherwise, (a) drafts and final definitive documentation with respect to the Facilities, (b) term sheets and administrative materials prepared by the Commitment Parties for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda), (c) notifications of changes in the terms of the Facilities and (d) other materials intended for prospective Lenders after the initial distribution of Information Materials may be distributed to Public Side Lenders. You acknowledge that any Commitment Party’s public-side employees and representatives who are publishing debt analysts may participate in any meetings held pursuant to clause (D) of the third preceding paragraph; provided that, such analysts shall not publish any information obtained from such meetings (i) until the syndication of the Facilities has been completed upon the making of allocations by the Lead Arranger and the Lead Arranger freeing the Facilities to trade or (ii) in violation of any confidentiality agreement between you and the relevant Commitment Party.

In connection with our distribution to prospective Lenders of any Confidential Information Memorandum and, upon our request, any other Information Materials, you will execute and deliver to us a customary authorization letter authorizing such distribution and, in the case of any Public Version thereof or other Public Information, representing that it only contains Non-MNPI. Each Confidential Information Memorandum will be accompanied by a disclaimer exculpating you and us with respect to any use thereof and of any related Information Materials by the recipients thereof. For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding on you or your affiliates; provided that (i) if permitted by law, you shall provide notice to the Lead Arranger that such information is being withheld pursuant to such law, rule, regulation or obligation of confidentiality if such notice can, in your good faith discretion, be provided in a manner that would not result in a violation thereof and (ii) at the request of any Commitment Party, you shall use commercially reasonable efforts to obtain the relevant consents under such obligations of confidentiality to allow for the provision of such information.

4.              Information

You hereby represent and warrant that (with respect to any information relating to the Target and its business, to your knowledge) (a) all written information (including all Information Materials), other than the Projections, budgets, forecasts, estimates and information of a general economic or industry specific nature (the “Information”), that has been or will be made available to us by you or, at your direction, by any of your representatives in connection with the transactions contemplated hereby, when taken as a whole, after giving effect to all supplements and updates thereto provided through the date furnished, does not or will not, when furnished to us, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (when taken as a whole and after giving effect to all supplements and updates thereto provided through the date furnished) and (b) the financial projections, budgets, forecasts, estimates and other forward-looking information (the “Projections”) that have been or will be made available to us by you or, at your direction, by any of your

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representatives in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished to us (it being recognized by the Commitment Parties that (i) the Projections are as to future events and are not to be viewed as facts, and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material and (ii) the Projections are subject to significant uncertainties and contingencies and no assurance can be given that the projected results will be realized). You agree that if, at any time prior to the later of (x) Closing Date and (y) the Syndication Date, any of the representations in the preceding sentence would be (to the best of your knowledge in respect of the Target and its business) incorrect in any material respect if the information and Projections were being furnished, and such representations were being made, at such time, then you will (or, with respect to the Information and Projections relating to the Target and its business, to the extent not in contravention of the Acquisition Agreement, will use commercially reasonable efforts to) promptly supplement, or cause to be supplemented, the Information and the Projections so that (with respect to Information and Projections relating to the Target and its business, to your knowledge) such representations will be correct in all material respects under those circumstances. You understand that in arranging and syndicating the Facilities we may use and rely on the Information and Projections without independent verification thereof.

5.              Fees

As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to pay or cause to be paid the nonrefundable fees described in the Fee Letter dated the date hereof and delivered herewith (the “Fee Letter”) on the terms and subject to the conditions set forth therein.

6.              Conditions

The Commitment Parties’ commitments and agreements hereunder with respect to the Facilities are subject solely to the satisfaction (or waiver by the Commitment Parties) of the conditions set forth in Exhibit D.

Notwithstanding anything in this Commitment Letter, the Fee Letter or the definitive documentation for the Facilities (the “Credit Documentation”) to the contrary, (a) the only representations relating to you and your subsidiaries and the Target and their respective businesses the accuracy of which shall be a condition to the availability of the Facilities on the Closing Date shall be (i) such of the representations made by or on behalf of the Target in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the accuracy of any such representation is a condition to your (or any of your affiliates’) obligations to consummate the Acquisition under the Acquisition Agreement or you (or any of your affiliates) have the right (taking into account any applicable cure provisions) to terminate your (or any of your affiliates’) obligations under the Acquisition Agreement or to decline to consummate the Acquisition as a result of a breach of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”), and (ii) the Specified Representations (as defined below) and (b) the terms of the Credit Documentation shall be in a form such that they do not impair the availability of the Facilities on the Closing Date if the conditions set forth in Exhibit D, limited on the Closing Date as indicated therein, are satisfied (or waived by the Commitment Parties) (it being understood that, to the extent any collateral (including the grant or perfection of any security interest) referred to in the Term Sheet is not or cannot be provided on the Closing Date (other than the grant and perfection of security interests (i) in assets with respect to which a lien may be perfected solely by the filing of a financing statement under the Uniform Commercial Code (“UCC”) or (ii) in the certificated equity interests, if any, of the Borrower and its wholly owned material U.S. restricted subsidiaries (to the extent required by the Term Sheet) and of the Target, and to the extent delivered to you by the Target prior to the Closing Date (after your use of commercially reasonable

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efforts to obtain such certificated equity interests), any wholly owned material U.S. restricted subsidiaries of the Target (to the extent required by the Term Sheet)) after your use of commercially reasonable efforts to do so without undue burden or expense, then the provision and perfection of such collateral shall not constitute a condition precedent to the availability and initial funding of the Facilities on the Closing Date, but instead shall be provided after the Closing Date pursuant to arrangements to be mutually agreed by the Administrative Agent and the Borrower acting reasonably). For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower and Guarantors (collectively, the “Loan Parties”) referred to in the Term Sheets relating to corporate or other organizational existence, organizational power and authority of the Borrower and the Guarantors to enter into and perform the Credit Documentation, due authorization, execution and delivery by the Borrower and the Guarantors of, performance of, and enforceability against the Borrower and the Guarantors of, the Credit Documentation, effectiveness, validity and perfection of liens under the security documents (subject to permitted liens and the limitations set forth in the preceding sentence), no conflicts of the Credit Documentation with the organizational documents of the Borrower and the Guarantors, Investment Company Act, solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis (solvency to be defined in a manner consistent with the manner in which solvency is determined in the solvency certificate to be delivered pursuant to paragraph 1(b) of Exhibit D), Federal Reserve margin regulations, the PATRIOT Act and the use of proceeds of the Facilities not violating OFAC, FCPA and other anti-corruption laws and sanctions. Notwithstanding anything in this Commitment Letter or the Fee Letter to the contrary, the only conditions to availability and initial funding of the Facilities on the Closing Date are set forth in Exhibit D, limited on the Closing Date as indicated therein. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provision”. Without limiting the conditions precedent provided herein to funding the consummation of the Acquisition with the proceeds of the Facilities, the Lead Arranger will cooperate with you as reasonably requested in coordinating the timing and procedures for the funding of the Facilities in a manner consistent with the Acquisition Agreement.

7.              Indemnification and Expenses

You agree (a) to indemnify and hold harmless the Commitment Parties, their respective affiliates and its and their respective directors, officers, employees, partners, controlling persons, representatives, advisors, affiliates, agents and other representatives (each, an “indemnified person”) from and against any and all actions, suits, losses, claims, penalties, damages, liabilities and expenses of any kind or nature (including legal expenses), joint or several, to which any such indemnified person may become subject or that may be incurred or asserted or awarded against such indemnified person arising out of or in connection with this Commitment Letter, the Fee Letter, the Facilities or the use of the proceeds thereof or the Acquisition and the Transactions or any claim, litigation, investigation or proceeding relating to any of the foregoing (each a “Proceeding”), regardless of whether any indemnified person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each indemnified person within 30 days after receipt of a reasonably detailed written invoice therefor (together with, if reasonably requested, documentation supporting such reimbursement request) for any reasonable and documented out-of-pocket expenses (including reasonable and documented legal expenses of (x) one primary counsel and one local counsel in each applicable jurisdiction, in each case for the indemnified persons taken as a whole and (y) one additional counsel in each applicable jurisdiction for each affected indemnified person in light of actual or potential conflicts of interest or the availability of different claims or defenses) incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from (i) the willful misconduct, bad faith or gross negligence of such indemnified person (or its Related Parties (as defined below)), (ii) a material breach of the funding obligations of any indemnified person or any Related Party

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thereof under this Commitment Letter, the Fee Letter or (iii) any Proceeding between or among indemnified persons or their Related Persons other than the Commitment Parties in their respective capacities as such, or in capacities as Administrative Agent, Lead Arranger or any other similar agent role and (b) to reimburse the Commitment Parties and their respective affiliates from time to time, within 30 days after receipt of a reasonably detailed written invoice therefor (or, if such invoice is received within three days of the Closing Date, on the Closing Date) (together with, if reasonably requested, documentation supporting such reimbursement request), for all reasonable and documented out-of-pocket expenses (including but not limited to due diligence expenses, syndication expenses, travel expenses and the reasonable and documented fees, charges and disbursements of one primary counsel and of one local counsel in each applicable jurisdiction, in each case for the Commitment Parties and their affiliates, collectively)), in each case incurred in connection with the Facilities and any related documentation (including this Commitment Letter, the Fee Letter and the Credit Documentation) or the administration, amendment, modification, waiver or enforcement thereof. It is further agreed that each Commitment Party shall only have liability to you (as opposed to any other person) and that each Commitment Party shall be liable solely in respect of its own commitment to the Facilities on a several, and not joint, basis with any other Commitment Party. No indemnified person shall be liable for any damages, directly or indirectly, arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, including, without limitation, SyndTrak, IntraLinks, the internet, email or similar electronic transmission systems, except to the extent any such damages are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the gross negligence or willful misconduct of such indemnified person (or any of its Related Parties). None of the indemnified persons or you, or any of your or their respective affiliates or the respective directors, officers, employees, advisors, agents or other representative of the foregoing or any successor or assign of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letter, the Facilities or the transactions contemplated hereby, provided that nothing contained in this sentence shall limit your indemnity obligations to the extent set forth in this Section 7. The foregoing provisions in this Section 7 shall be superseded, in each case, to the extent covered thereby, by the applicable provisions contained in the Credit Documentation upon execution thereof and thereafter shall have no further force and effect. As used above, “Related Parties” of any indemnified person means (1) any controlling person or controlled affiliate of such indemnified person, (2) the respective directors, officers or employees of such indemnified person or any of its controlling persons or controlled affiliates and (3) the respective agents, advisors and representatives of such indemnified person or any of its controlling persons or controlled affiliates, in the case of this clause (3), acting on behalf of or at the instructions of such indemnified person, controlling person or such controlled affiliate; provided that each reference to a controlling person, controlled affiliate, director, officer or employee in this sentence pertains to a controlling person, controlled affiliate, director, officer or employee involved in the structuring, arrangement, negotiation or syndication of this Commitment Letter and the Facilities. Provided that you are in compliance with your indemnification obligations under this Section 7, you shall not be liable for any settlement of any Proceeding made by an indemnified person without your consent (which consent shall not be unreasonably withheld, conditioned or delayed) but if settled with your consent or if there is a final judgment in any proceeding, you agree to indemnify and hold harmless each indemnified person in accordance with this Section 7.

You shall not settle any such claim or action arising out of the transactions contemplated by this Commitment Letter without the prior written consent, which consent will not be unreasonably withheld, conditioned or delayed, of such indemnified person unless such settlement provides for a full and unconditional release of all liabilities arising out of such claim or action against such indemnified person and does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any indemnified person.

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8.              Sharing of Information, Absence of Fiduciary Relationship, Affiliate Activities

You acknowledge that each Commitment Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. You further acknowledge that each Commitment Party (or any affiliate) is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services and such person may from time to time provide investment banking and other financial services to, and effect transactions for, its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of you or your affiliates, of other companies that may be the subject of the transactions contemplated by this Commitment Letter and of other companies with which you may have commercial or other relationships. You further acknowledge that no Commitment Party has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein or in any other express writing executed and delivered by such Commitment Party and you or any such affiliate (including the Credit Documentation). With respect to any securities and/or financial instruments so held by any Commitment Party (or an affiliate) or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion. In addition, neither any Commitment Party nor any of its respective affiliates will use confidential information obtained from you or your affiliates or on your or their behalf by virtue of the transactions contemplated hereby in connection with the performance by such Commitment Party and its affiliates of services for other companies or persons and neither any Commitment Party nor any of its affiliates will furnish any such information to any of its other customers. You also acknowledge that the Commitment Parties and their respective affiliates have no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies or persons.

The Commitment Parties may employ the services of its affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits, and subject to the confidentiality obligations, of the Commitment Parties hereunder.

Each Commitment Party is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the Facilities (including in connection with determining the terms of the Facilities) and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person. The Borrower agrees that it will not assert any claim against any Commitment Party based on an alleged breach of fiduciary duty by any Commitment Party in connection with this Commitment Letter and the transactions contemplated hereby. The Borrower acknowledges and agrees that the Commitment Parties are not advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Commitment Parties shall have no responsibility or liability to the Borrower with respect thereto. Any review by any Commitment Party of the Borrower, the Target, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of such Commitment Party and its affiliates, and shall not be on behalf of the Borrower. It is understood that this paragraph shall not apply to or modify or otherwise affect any arrangement with any financial advisor separately retained by you or any of your affiliates in connection with the Acquisition, in its capacity as such.

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9.              Confidentiality

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed by you, directly or indirectly, to any other person except (a) you and your officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents and advisors and those of the Target and the Target itself, in each case on a confidential and need-to-know basis (provided that any disclosure of the Fee Letter or its terms or substance to the Target or its officers, directors, employees, attorneys, accountants, agents or advisors shall be customarily redacted for a transaction of this nature in a manner reasonably satisfactory to the Commitment Parties party thereto), (b) in any legal, judicial or administrative proceeding or as otherwise required by applicable law or regulation or as requested by a governmental authority (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly in advance thereof), (c) upon notice to the Commitment Parties, this Commitment Letter and the existence and contents hereof may be disclosed in any syndication or other marketing material in connection with the Facilities or in connection with any public filing requirement, (d) the Term Sheets may be disclosed to Lenders and potential Lenders and to any rating agency in connection with the Facilities, (e) you may disclose the aggregate fee amount contained in the Fee Letter as part of the Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Facilities or in any public or regulatory filing requirement (including any filing requirement of the Securities and Exchange Commission) relating to the Transactions (and only to the extent aggregated with all other fees and expenses of the Transactions and not presented as an individual line item unless required by applicable law, rule or regulation) and (f) with the Commitment Parties’ prior written consent (which shall not be unreasonably withheld, conditioned or delayed); provided that the foregoing restrictions shall cease to apply with respect to the existence and contents of this Commitment Letter (but not in respect of the Fee Letter and its terms and substance) after this Commitment Letter has been accepted by you. Notwithstanding the foregoing, you agree not to make, publish or distribute any advertisement or marketing material with respect to the Transactions or the financing thereof that refers to any of the Commitment Parties without the prior written consent of such Commitment Parties (which consent shall not be unreasonably withheld, conditioned or delayed).

The Commitment Parties shall use all nonpublic information received by them in connection with the Acquisition and the related transactions solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information; provided, however, that nothing herein shall prevent any Commitment Party from disclosing any such information (a) to rating agencies, (b) to any Lenders or participants or prospective Lenders or participants, (c) in any legal, judicial or administrative proceeding or other compulsory process or as required by applicable law or regulations (in which case such Commitment Party shall promptly notify you, in advance, to the extent permitted by law (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority or regulation)), (d) upon the request or demand of any governmental or regulatory authority having jurisdiction over such Commitment Party or its affiliates (in which case, such Commitment Party agrees, to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority or regulation)), (e) to any Commitment Party’s affiliates (provided that any such affiliate is advised of its obligation to retain such information as confidential on terms that are substantially identical to the terms set forth herein, and the Commitment Parties shall be responsible for their respective affiliates’ compliance with this paragraph) solely in connection with the Transactions and any related transactions, and its and their respective employees, officers, directors, legal counsel, independent auditors, professionals and other experts or agents (collectively, “Representatives”) who are informed of the confidential nature of such information

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and are or have been advised of their obligation to keep information of this type confidential on terms that are substantially identical to the terms set forth herein (provided that such Commitment Party shall be responsible for the compliance of its affiliates and Representatives with the provisions of this paragraph), (f) to the extent any such information becomes publicly available other than by reason of disclosure by such Commitment Party, its affiliates or Representatives in breach of this Commitment Letter or breach by any other party of any confidentiality obligation known by such Commitment Party to exist in favor of you, the Target or your or its affiliates, (g) for purposes of establishing a “due diligence” defense, (h) to the extent that such information is received by such Commitment Party from a third party that is not known by such Commitment Party to be subject to confidentiality obligations to you or your affiliates, (i) to enforce its respective rights hereunder or under the Fee Letter or (k) to the extent such information was independently developed by such Commitment Party without reliance on confidential information; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis on terms that are substantially identical to the terms set forth herein and in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information. The provisions of this paragraph shall automatically terminate two years following the date of this Commitment Letter.

10.       Miscellaneous

This Commitment Letter shall not be assignable by any party hereto without the prior written consent of each other party hereto (which consent shall not be unreasonably withheld, conditioned or delayed) (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and the indemnified persons and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons to the extent expressly set forth herein. The Commitment Parties reserve the right to employ the services of their affiliates in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their affiliates may agree in their sole discretion, but subject in all respects to the terms of this Commitment Letter. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us and you with respect to the Facilities and set forth the entire understanding of the parties with respect thereto. This Commitment Letter and any claim, controversy or dispute (whether arising in contract, equity, tort or otherwise) arising under or related to this Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York), without reference to any other conflicts or choice of law principles thereof; provided, however, that (a) the interpretation of the definition of Company Material Adverse Effect (as defined in the Acquisition Agreement) and the determination as to whether there shall have occurred a Company Material Adverse Effect (as defined in the Acquisition Agreement), (b) whether the Acquisition has been consummated as contemplated by the Acquisition Agreement and (c) whether the representations and warranties made by the Target in the Acquisition Agreement are accurate and whether as a result of any inaccuracy thereof you (or your applicable affiliates) have the right to terminate your obligations under the Acquisition Agreement, or to decline to consummate the Acquisition (in each case, in accordance with the terms thereof), shall, in each case, be governed by and construed in accordance with Delaware law.

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You and we hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any state or Federal court sitting in the Borough of Manhattan in the City of New York over any suit, action or proceeding arising out of or relating to the Transactions or the other transactions contemplated hereby, this Commitment Letter or the Fee Letter or the performance of services hereunder or thereunder. You and we agree that service of any process, summons, notice or document by registered mail addressed to you or us shall be effective service of process for any suit, action or proceeding brought in any such court. You and we hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum or otherwise based on lack of personal jurisdiction or improper venue. YOU AND WE HEREBY IRREVOCABLY AGREE TO WAIVE TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THE TRANSACTIONS, THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”) and the requirements of 31 C.F.R §1010.230 (the “Beneficial Ownership Regulation”), it and each of the Lenders is required to obtain, verify and record information that identifies the Borrower and its subsidiaries, which information includes names, addresses, tax identification numbers and other information that will allow such Commitment Party and each of the Lenders to identify the Borrower and its subsidiaries in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for the Commitment Parties and each Lender.

The indemnification, fee, expense, jurisdiction, waiver of jury trial, service of process, venue, governing law, sharing of information, no agency or fiduciary duty, syndication and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether the Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof (including as to the provision of Information and representations with respect thereto) and (b) confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be superseded, to the extent comparable, by the provisions of the Credit Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time, in each case to the extent the Credit Documentation has comparable provisions with comparable coverage. You may terminate this Commitment Letter and the Commitment Parties’ commitments hereunder in full (but not in part) at any time subject to the provisions of the preceding sentence.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter not later than 5:00 p.m., New York City time, on the earlier of (x) five business days after the date hereof and (y) the time of the public announcement of the Acquisition. The Commitment Parties’ commitments hereunder, and the Lead Arranger’s agreements hereunder, will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence. In the event that we receive your executed counterparts to this Commitment Letter and the Fee Letter in accordance with this paragraph and the initial funding under the Facilities does not occur on or before the Expiration Date, then this Commitment Letter and the commitments hereunder shall automatically terminate unless we shall, in our discretion, agree in writing to an extension. “Expiration Date” means the earliest of (i) 11:59 p.m., New York City time, on December 26,

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2019, unless on such date the conditions set forth in Sections 8.1(b) or 8.1(c) (in each case as relates to antitrust Laws) or Section 8.2(d) of the Acquisition Agreement have not been satisfied, and each of the other conditions set forth in Sections 8.1(a), 8.2 and 8.3 of the Acquisition Agreement are satisfied or waived (other than those to be satisfied at the Closing (as defined in the Acquisition Agreement) itself, but subject to the satisfaction or waiver of such conditions), in which case 11:59 p.m., New York City time, on March 26, 2020, (ii) the closing of the Acquisition with or without the use of the Facilities, (iii) your delivery of a written notice to us of the abandonment of the Acquisition by you (or any of your affiliates) and (iv) the termination of the Acquisition Agreement prior to the closing of the Acquisition or the termination of your (or any of your affiliates’) obligations under the Acquisition Agreement to consummate the Acquisition in accordance with the terms thereof.

[Signature Page Follows]

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

WELLS FARGO BANK, N.A.

By:	/s/ Teddy Koch
Name:	Teddy Koch
Title:	Director

WELLS FARGO SECURITIES, LLC

By:	/s/ Stephen M. Neill
Name:	Stephen M. Neill
Title:	Managing Director

[Signature Page to Commitment Letter]

Accepted and agreed to as of

the date first written above by:

HEALTHEQUITY, INC.

By:	/s/ Jon Kessler
Name:	Jon Kessler
Title:	President & Chief Executive Officer

[Signature Page to Commitment Letter]

Exhibit A

PROJECT PACIFIC
TRANSACTION SUMMARY

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached and in Exhibits B, C and D thereto.

HealthEquity, Inc. (the “Borrower”) intends to enter into the Acquisition Agreement whereby the Borrower will acquire all of the equity interests of Target, and the Target will become a wholly-owned subsidiary of the Borrower. In connection therewith, it is intended that:

(a)                                 the Borrower will obtain the Senior Credit Facilities as described in the Senior Credit Facilities Term Sheet attached to the Commitment Letter;

(b)                                 the Borrower will (i) issue and sell senior unsecured notes (the “Notes”) in a Rule 144A or other private placement in an amount equal to the amount of the Bridge Facility described in the Bridge Facility Term Sheet attached to the Commitment Letter and/or (ii) to the extent that less than the full amount of the Notes are obtained on or prior to the Closing Date, borrow up to the difference under the Bridge Facility; and

(c)                                  the proceeds of (i) the loans under the Facilities (and/or the Notes) and (ii) cash on hand at the Borrower on the Closing Date will be applied (x) to pay the cash consideration for the Acquisition, (y) refinance all existing indebtedness for borrowed money of the Borrower, the Target and their respective subsidiaries (other than any indebtedness of the Target and its subsidiaries permitted to be incurred or remain outstanding pursuant to the Acquisition Agreement) and (z) to pay the fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”) (the transactions described in this paragraph are collectively referred to herein as the “Refinancing”).

A-1

Exhibit B

PROJECT PACIFIC

SENIOR CREDIT FACILITIES
Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the Facilities. Capitalized terms used but not defined shall have the meanings set forth in the Commitment Letter to which this Exhibit B is attached and in Exhibits A, C and D attached thereto.

I.	Parties

	Borrower:	HealthEquity, Inc., a Delaware corporation (the “Borrower”).

Guarantors:

The Borrower’s current and future direct and indirect restricted subsidiaries (the “Guarantors”) shall unconditionally guaranty all of the Borrower’s obligations under and in connection with the Facilities, and, at the election of the Borrower, the Borrower and the Guarantors shall unconditionally guaranty interest rate swaps, currency or other hedging obligations and banking services obligations owing to the Administrative Agent, any Lender or any affiliate of any thereof.

Collateral:

Subject to the Limited Conditionality Provision and customary exceptions and limitations for facilities of this nature consistent with the Borrower’s credit agreement dated as of September 30, 2015, among HealthEquity, Inc., the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended and as in effect on the date of the Commitment Letter (the “Existing Credit Agreement”), the obligations of the Borrower and the Guarantors under the Facilities shall be secured by (i) a first priority perfected security interest in and lien on the existing and future real (subject to a materiality threshold) and personal property of the Borrower and each Guarantor and (ii) a pledge of, and a first priority perfected security interest in, 100% of the equity interests of each of the Borrower’s and each Guarantor’s existing and future direct subsidiaries. All of the collateral security described above is referred to collectively as the “Collateral”. The Collateral will also secure interest rate swaps, currency or other hedging obligations and banking services obligations owing to the Administrative Agent, any Lender or any affiliate of any thereof.

Notwithstanding the foregoing, no mortgages or mortgage instruments in respect of real property constituting Collateral shall be required to be delivered until sixty (60) days after the Closing Date (or such later date as the Administrative Agent may agree to its reasonable discretion).

	Lead Arranger	Wells Fargo Securities, LLC, in such capacities, the “Lead

	and Bookrunner:	Arranger”).

	Administrative Agent:	Wells Fargo Bank, N.A. (“Wells Fargo Bank”) (in such capacity, the “Administrative Agent”).

Lenders:

A syndicate of banks, financial institutions and other entities, including Wells Fargo Bank, arranged by the Lead Arranger and reasonably acceptable to the Borrower (excluding any Disqualified Lender) (collectively, the “Lenders”).

II.	The Credit Facilities

A. Revolving Credit Facility

	Type and Amount of Facility:	A revolving credit facility (the “Revolving Credit Facility”) in an initial aggregate principal amount of $200,000,000 (the loans thereunder, the “Revolving Credit Loans”).

	Availability:	The Revolving Credit Facility shall be available on a revolving basis during the period commencing on the Closing Date and ending on the fifth anniversary thereof (the “Maturity Date”).

Letters of Credit:

A portion of the Revolving Credit Facility not in excess of $25,000,000 shall be available for the issuance of letters of credit (the “Letters of Credit”) by Wells Fargo Bank (in such capacity, the “Issuing Lender”). No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance and (b) five business days prior to the Revolving Credit Maturity Date, provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above, except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the Issuing Lender).

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Credit Loans) within one business day after the Borrower shall have received notice of such drawing. To the extent that the Borrower does not so reimburse the Issuing Lender, the Lenders under the Revolving Credit Facility shall be irrevocably and unconditionally obligated to reimburse the Issuing Lender on a pro rata basis.

Swing Line Loans:

A portion of the Revolving Credit Facility not in excess of $25,000,000 shall be available, at the discretion of the Swing Line Lender, for swing line loans (the “Swing Line Loans”) from Wells Fargo Bank (in such capacity, the “Swing Line Lender”) on same-day notice. Any such Swing Line Loans will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis. Each Lender under the Revolving Credit Facility shall acquire, under certain circumstances, an irrevocable and unconditional pro rata participation in each Swing Line Loan.

Maturity:	The Maturity Date.

Purpose:

The proceeds of the Revolving Credit Loans will be used, together with the proceeds of the Term Loan Facility, the Bridge Facility and/or the Notes, as applicable, and any Specified Equity Offering (as defined below) (i) to finance the Acquisition, (ii) to finance the Refinancing, (iii) to pay the fees and expenses incurred with the Transactions and (iv) for working capital and general corporate purposes of the Borrower, including without limitation for the financings of acquisitions and investments (in each case, to the extent permitted under the Credit Documentation); provided that on the Closing Date, after giving effect to the Transactions, the sum of the unrestricted cash of the Borrower and its restricted subsidiaries and amounts available to be drawn under the Revolving Credit Facility shall equal a minimum aggregate amount of not less than $250,000,000.

B. Term Loan Facility

Type and Amount of Facility:

A term loan facility (the “Term Loan Facility”; and collectively with the Revolving Credit Facility, the “Senior Credit Facilities”) in the aggregate amount of $1,410,000,000, which shall be reduced on a dollar-for-dollar basis with the gross cash proceeds of any offering of equity securities (including securities convertible or exchangeable into or exercisable for equity securities, other equity linked securities or hybrid debt equity securities or similar transaction) issued on or after the date hereof and on or before the Closing Date by you or any successor (such an offering, a “Specified Equity Offering”) (the loans thereunder, the “Term Loans”; and collectively with the Revolving Credit Loans, the “Loans”); provided that, so long as any portion of the Bridge Commitments remain outstanding, if the gross cash proceeds of any Specified Equity Offering are sufficient to reduce the Bridge Commitments in their entirety, such proceeds shall initially be used to reduce the Bridge Commitments in their entirety, and the remaining proceeds, if any, shall be used to reduce the Term Loan Facility.

Term Loan Availability:	The initial Term Loans shall be made available in a single drawing on the Closing Date. Amounts repaid or prepaid may not be reborrowed.

Amortization:

The initial Term Loans will amortize in equal quarterly installments in an aggregate annual amount equal to 1.0% of the original principal amount of the Term Loan Facility with the remainder due on the Term Loan Maturity Date.

Maturity:	The initial Term Loans will mature on the seventh anniversary of the Closing Date (the “Term Loan Maturity Date”). The remaining aggregate principal amount of the initial Term Loans will be repayable on the Maturity Date.

Purpose:	The proceeds of the initial Term Loans shall be used to finance the Acquisition and to pay the fees and expenses incurred with the Transactions.

C. Expansion Feature

Post-Closing Accordion:

After the Closing Date, the Borrower will be permitted to incur (a) additional term loans under the Term Loan Facility or under a new term loan facility that will be included in the Senior Credit Facilities (each, an “Incremental Term Loan”) and/or (b) a new revolving credit facility or increases in the Revolving Credit Facility (each, an “Incremental Revolving Facility”), in an aggregate principal amount for all such Incremental Term Loans and Revolving Facility Increases not to exceed the sum of (a) $300,000,000, plus (b) an unlimited amount, so long as, in the case of this clause (b), after giving effect to the incurrence of such amount (but without netting the cash proceeds thereof from the calculation of Total Net Debt) and the use of proceeds thereof (including giving pro forma effect to any acquisition or other transaction consummated in connection therewith and other appropriate pro forma adjustments) (and assuming for such purposes that the entire amount thereof is fully funded), the pro forma Secured Net Leverage Ratio does not exceed the Secured Net Leverage Ratio in effect on the Closing Date; provided that (i) no default or event of default exists immediately prior to or after giving effect thereto, (ii) no Lender will be required or otherwise obligated to provide any portion of such Incremental Term Loan or Incremental Revolving Facility, (iii) the maturity date of any such Incremental Term Loan shall be no earlier than the then latest term loan maturity date and the weighted average life of any such Incremental Term Loan shall be no shorter than the then remaining weighted average life of the then latest maturing term loans and (iv) the interest rate margins and (subject to clause (iii)) amortization schedule applicable to any Incremental Term Loan shall be determined by the Borrower and the lenders thereunder; provided that in the event that the interest rate margins for any Incremental Term Loan made prior to the date that is 12 months after the Closing Date (such date, the “MFN Sunset Date”) (as determined by the Administrative Agent) is higher than the interest rate margins for the Term Loan Facility (as determined by the Administrative Agent) by more than 50 basis points, then the interest rate margins for the Term Loan Facility shall be increased to the extent necessary so that such interest rate margins are equal to the interest rate margins for such Incremental Term Loan minus 50 basis points; provided, further, that in determining the interest rate margins applicable to the Incremental Term Loan and the Term Loan Facility, (x) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID, with OID being equated to interest based on assumed four-year life to maturity) payable by the Borrower to the Lenders under the Term Loan Facility or any Incremental Term Loan in the initial primary syndication thereof shall be included and the effect of any and all interest rate floors shall be included and (y) customary arrangement or commitment fees payable to the Lead Arranger (or its affiliates) in connection with the Term Loan Facility or to one or more arrangers (or their affiliates) of any Incremental Term Loan shall be excluded, (vi) the other terms and documentation in respect of any Incremental Term Loans, to the extent not consistent with the Term Loan Facility, will be reasonably satisfactory to the Administrative Agent and the Borrower and (vii) each such Incremental Revolving Facility shall have the same terms, other than interest rate, unused fees and upfront fees, as the Revolving Credit Facility; provided that in the event that the interest rate margins or unused fees for any Incremental Revolving Facility (as determined by the Administrative Agent) are higher than the interest rate margins or unused fees for the Revolving Credit Facility (as determined by the Administrative Agent) by more than 50 basis points, then the interest rate margins or unused fees for the Revolving Credit Facility shall be increased to the extent necessary so that such interest rate margins or unused fees, as applicable, are equal to the interest rate margins or unused fees, as applicable, for such Revolving Facility Increase; provided, further, that in determining the interest rate margins applicable to the Revolving Facility Increase and the Revolving Credit Facility (x) upfront fees payable by the Borrower to the Lenders under the Revolving Credit Facility or any Revolving Facility Increase in the initial primary syndication thereof (with such upfront fees being equated to interest based on assumed four-year life to maturity) shall be included and the effects of any and all interest rate floors shall be included and (y) all customary arrangement or commitment fees payable to the Lead Arranger (or its affiliate) in connection with the Revolving Credit Facility or to one or more arrangers (or their affiliates) of any Revolving Facility Increase shall be excluded.

Certain Definitions:

“Consolidated EBITDA” shall be defined in a manner substantially consistent with the Existing Credit Agreement, with certain modifications to be agreed.

“Secured Net Leverage Ratio” means, as of any date, the ratio of (A) Total Net Debt as of such date that is secured by a lien on any asset of the Borrower or any of its restricted subsidiaries to (B) Consolidated EBITDA for the applicable computation period.

“Total Net Debt” at any date means, if and to the extent the same would constitute indebtedness or a liability in accordance with GAAP, the sum of (without duplication) all Indebtedness (to be defined in a manner substantially consistent with the Existing Credit Agreement) (other than letters of credit or bank guarantees, to the extent undrawn) consisting of capital lease obligation, Indebtedness for borrowed money (including letters of credit and bank guarantees, to the extent drawn and not reimbursed) and disqualified stock of the Borrower and its restricted subsidiaries determined on a consolidated basis on such date, less (i) unrestricted cash and cash equivalents and (ii) cash and cash equivalents restricted in favor of the Administrative Agent (whether or not held in a pledged account), of the Borrower and its restricted subsidiaries, not to exceed $250,000,000 for clauses (i) and (ii) collectively.

“Total Net Leverage Ratio” means, as of any date, the ratio of (A) Total Net Debt as of such date to (B) Consolidated EBITDA for the applicable computation period.

III.	Certain Payment Provisions

	Fees and Interest Rates:	As set forth on Annex I.

Call Premium:

If, on or prior to the date that is six months after the Closing Date, a Repricing Transaction (as defined below) occurs, the Borrower will pay a premium (the “Call Premium”) in an amount equal to 1.0% of the principal amount of loans under the Term Loan Facility subject to such Repricing Transaction.

As used herein, the term “Repricing Transaction” shall mean (a) any prepayment or repayment of loans under the Term Loan Facility with the proceeds of, or any conversion of loans under the Term Loan Facility into, any new or replacement indebtedness bearing interest with an “effective yield” (taking into account, for example, upfront fees, interest rate spreads, interest rate benchmark floors and OID) less than the “effective yield” applicable to the loans under the Term Loan Facility subject to such event (as such comparative yields are determined by the Administrative Agent) and (b) any repricing of the loans under the Term Loan Facility (whether pursuant to an amendment, amendment and restatement, mandatory assignment or otherwise) which reduces the “effective yield” applicable to all or a portion of the loans under the Term Loan Facility (it being understood that any prepayment premium with respect to a Repricing Transaction shall apply to any required assignment by a non-consenting Lender in connection with any such amendment pursuant to so-called yank-a-bank provisions), in each case, other than in connection with the consummation of an acquisition not permitted under the Financing Documentation, a public offering or the occurrence of a change in control (so long as the primary purpose of the prepayment or repayment of, or amendment to the loans under the Term Loan Facility in connection therewith is not to reduce the “effective yield” applicable to the loans under the Term Loan B Facility as certified by a financial officer of the Borrower in a certificate to the Administrative Agent (on which the Administrative Agent is expressly permitted to rely).

	Mandatory Prepayments and Commitment Reductions:	Subject to the next paragraph, the Senior Credit Facilities will be required to be prepaid with:

(a)         100% of the net cash proceeds of the issuance or incurrence of debt (other than the Notes and other than any debt permitted to be issued or incurred pursuant to the terms of the Senior Credit Documentation (other than debt which is required to refinance the Senior Credit Facilities) by the Borrower or any of its restricted subsidiaries;

(b)         100% of the net cash proceeds of all asset sales, insurance and condemnation recoveries and other asset dispositions by the Borrower or any of its restricted subsidiaries (including the issuance by any such subsidiary of any of its equity interests), subject to customary exceptions and thresholds, including to the extent such proceeds are reinvested in assets useful in the business of the Borrower and its restricted subsidiaries within 15 months following receipt (or committed to be reinvested within such 15-month period and reinvested within 180 days after the end of such 15-month period); and

(c)          50% of Excess Cash Flow (to be defined in the Senior Credit Documentation), for each fiscal year of the Borrower (commencing with the fiscal year ending after the Closing Date) (subject to 100% credit for any voluntary prepayment of the loans under the Senior Credit Facilities (accompanied by a corresponding permanent reduction in the aggregate commitment in the case of voluntary prepayments of loans under the Revolving Credit Facility)); provided that prepayment percentage shall be reduced to (x) 25% and (y) 0%, in each case, subject to Total Net Leverage ratio levels to be determined.

All such mandatory prepayments will be applied to prepay outstanding loans under the Term Loan Facility and any Incremental Term Loans on a pro rata basis. All such mandatory prepayments of the Term Loan Facility and any Incremental Term Loans will be applied to the remaining scheduled amortization payments in direct order of maturity.

Notwithstanding the foregoing, the net cash proceeds of the issuance or incurrence of debt the Borrower shall be applied to prepay the Bridge Facility prior to any prepayment under the Senior Credit Facilities.

IV.	Certain Conditions

	Initial Conditions:	The availability of the Facilities on the Closing Date shall be subject only to the conditions precedent set forth on Exhibit D to the Commitment Letter. For the avoidance of doubt, it is agreed that the conditions set forth on Exhibit D to the Commitment Letter are subject, in all respects, to the Limited Conditionality Provision.

On-Going Conditions:

After the Closing Date, the making of each extension of credit shall be conditioned upon (a) the accuracy in all material respects (or in all respects if qualified by material adverse effect or other materiality qualifier) of all representations and warranties in the Credit Documentation and (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit.

V.	Certain Documentation Matters

Documentation Principles:

The Credit Documentation shall contain representations, warranties, covenants and events of default no less favorable to the Borrower and its subsidiaries than the Existing Credit Agreement and otherwise customary for transactions of this type, with baskets and thresholds as may be mutually and reasonably agreed to (i) reflect the operational and strategic requirements of the Borrower and its restricted subsidiaries (after giving effect to the Transactions) in light of its size, industry (and risks and trends associated therewith), geographic locations, businesses, business practices, operations, financial accounting, and the disclosure schedules to the Acquisition Agreement, (ii) give due regard to current market terms for credit facilities of this type, including for institutional term loans, (iii) account for new Section 18-217 of Chapter 18, Section 6 of the Delaware Code and (iv) include customary limited condition acquisition provisions (collectively, the “Documentation Principles”) (except as described below or otherwise mutually agreed upon).

Representations and Warranties:

Limited to the following (which will be applicable to the Borrower and its restricted subsidiaries and be subject to materiality thresholds and exceptions to be mutually agreed): organizational and legal status, financial statements; capital structure; organizational power and authority; no default; governmental approvals; no conflict with laws or material agreements; authorization; enforceability; absence of material litigation, environmental regulations and liabilities; ERISA; necessary consents and approvals; compliance with all applicable laws and regulations including, without limitation, Regulations T, U and X; Investment Company Act; PATRIOT Act, Beneficial Ownership Regulation, FCPA, OFAC and other sanctions and anti-corruption laws and regulations; environmental matters; payment of taxes and other obligations; ownership of properties; financial condition; intellectual property; insurance; solvency; absence of any material adverse change; senior debt status; collateral matters including, without limitation, perfection and priority of liens; labor matters; material contracts; no burdensome restrictions; non-bank trustee matters; flood hazard determinations and flood hazard insurance; and accuracy of disclosure.

Affirmative Covenants:

Limited to the following (which will be applicable to the Borrower and its restricted subsidiaries and be subject to materiality thresholds and exceptions to be mutually agreed): use of proceeds; payment of taxes and other obligations; continuation of business and maintenance of existence and rights and privileges; maintenance of all material contracts; necessary consents, approvals, licenses and permits; compliance with laws and regulations; environmental matters; Beneficial Ownership Regulation, FCPA, OFAC and other sanctions and anti-corruption laws and regulations; ERISA matters; maintenance of property and insurance; maintenance of books and records; right of the Lenders to inspect property and books and records; notices of defaults and litigation and other material events; financial and collateral reporting (including annual audited and quarterly unaudited financial statements (in each case, accompanied by covenant compliance certificates and management discussion and analysis) and annual updated budgets); management letters; use of commercially reasonable efforts to maintain a public corporate credit rating from S&P and a public corporate family rating from Moody’s, in each case with respect to the Borrower, and a public rating of the Senior Credit Facilities by each of S&P and Moody’s; additional Guarantors and Collateral; other collateral matters; and further assurances (including with respect to security interests in after-acquired property).

Financial Covenants:	Term Loan Facility: None.

Revolving Facility: Limited to a maximum Secured Net Leverage Ratio of 5.50:1.00 with stepdowns to be agreed (the “Financial Covenant”) tested quarterly.

Negative Covenants:

Limited to the following (which will be applicable to the Borrower and its restricted subsidiaries and be subject to materiality thresholds and exceptions to be mutually agreed): limitation on debt (including disqualified equity interests); limitation on liens; limitation on negative pledges; limitation on loans, advances, acquisitions and other investments; limitation on dividends, distributions, redemptions and repurchases of equity interests; limitation on fundamental changes and asset sales and other disposition (including, without limitation, sale-leaseback transactions); limitation on prepayments, redemptions and purchases of subordinated and certain other debt; limitation on transactions with affiliates; limitation on dividend and other payment restrictions affecting subsidiaries; limitation on changes in line of business, fiscal year and accounting practices; limitation on amendment of organizational documents and material contracts (including the Bridge Facility Documentation (as defined in Exhibit C) or the Notes).

Events of Default:

Consistent with the Documentation Principles. Notwithstanding the foregoing, it shall be an event of default under the Credit Documentation if the Borrower (or any of its affiliates) fails to comply with the market flex provisions of the Fee Letter (including, without limitation, implementing amendments to the Credit Documentation to reflect the terms of the market flex provisions of the Fee Letter).

Voting:

Amendments and waivers with respect to the Credit Documentation shall require the approval of Lenders holding greater than 50% of the aggregate amount of the Loans, participations in Letters of Credit and Swing Line Loans and unused commitments under the Revolving Credit Facility, except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of final maturity or amortization of any Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and (iii) increases in the amount or extensions of the expiry date of any Lender’s commitment and (b) the consent of 100% of the Lenders shall be required with respect to (i) modifications to any of the voting percentages or pro rata sharing provisions and (ii) release of the Borrower as a guarantor or as borrower and releases of all or substantially all of the Collateral or value of the guarantees of the Guarantors.

Assignments and Participations:

The Lenders shall be permitted to assign to certain eligible assignees (which shall not include Disqualified Lenders) all or a portion of their Loans and commitments with the consent, not to be unreasonably withheld, of (a) the Borrower (provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten business days after having received notice thereof), unless (i) the assignee is a Lender, an affiliate of a Lender or an approved fund or (ii) a payment or bankruptcy Event of Default has occurred and is continuing, (b) the Administrative Agent, (c) the Issuing Lender, unless a Term Loan is being assigned and (d) the Swing Line Lender, unless a Term Loan is being assigned. In the case of partial assignments (other than to another Lender, to an affiliate of a Lender or an approved fund), the minimum assignment amount shall be $5,000,000 in the case of a commitment under the Revolving Credit Facility and $1,000,000 in the case of a Term Loan, unless otherwise agreed by the Borrower and the Administrative Agent.

The Administrative Agent shall be entitled to make available to all Lenders the list of Disqualified Lenders upon request by a Lender.

Notwithstanding anything herein to the contrary, the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to the Disqualified Lenders.

The Lenders shall also be permitted to sell participations in their Loans (other than to Disqualified Lenders). Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Lender from which it purchased its participation would be required as described under “Voting” above. Pledges of Loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Facilities only upon request.

Yield Protection:	Consistent with the Documentation Principles.

Expenses and Indemnification:	Consistent with the Documentation Principles.

Defaulting Lenders:	Consistent with the Documentation Principles.

EU Bail-In:	The Credit Documentation will contain the Administrative Agent’s customary provisions in respect of EU “Bail-In” matters.

Governing Law and Forum:	State of New York.

Counsel to the Lead Arranger and the Administrative Agent:	Latham & Watkins LLP.

Annex I

Interest and Certain Fees

Interest Rate Options:	The Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to:

the ABR plus the Applicable Margin; or

the Adjusted LIBO Rate plus the Applicable Margin;

provided, that all Swing Line Loans shall bear interest based upon the ABR.

As used herein:

“ABR” means the greatest of (i) the rate of interest publicly announced by the Administrative Agent as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (ii) the NYFRB Rate from time to time (but not less than zero) plus 0.5% and (iii) the Adjusted LIBO Rate for a one month interest period on the applicable date plus 1%.

“Adjusted LIBO Rate” means the LIBO Rate, as adjusted for statutory reserve requirements for eurocurrency liabilities.

“Applicable Margin” means a percentage determined in accordance with the pricing grid referred to in Annex I-A.

“NYFRB Rate” means the greater of (i) the federal funds effective rate and (ii) the overnight bank funding rate.

“LIBO Rate” means the rate (but not less than zero) at which eurodollar deposits in the London interbank market for one, two, three or six months (as selected by the Borrower) are quoted on the applicable Reuters screen; provided that the Credit Documentation shall contain customary provisions with respect to discontinuance of the LIBO Rate to be mutually agreed.

Interest Payment Dates:

In the case of Loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears. In the case of Loans bearing interest based upon the Adjusted LIBO Rate (“Eurodollar Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:

The Borrower shall pay a commitment fee calculated at the rate prescribed in Annex I-A on the average daily unused amount of the Revolving Credit Facility, payable quarterly in arrears. For purposes of

B-1-1

calculating the commitment fee, Swing Line Loans shall not be considered usage of the Revolving Credit Facility.

Letter of Credit Fees:

The Borrower shall pay a commission on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans on the face amount of each such Letter of Credit. Such commission shall be shared ratably among the Lenders under the Revolving Credit Facility (including the Administrative Agent in its capacity as a Lender) and shall be payable quarterly in arrears.

A fronting fee equal to a rate per annum paid to the Issuing Lender for its own account, in an amount as specified in the Fee Letter on the terms and subject to the conditions set forth therein. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

Default Rate:

Subject to applicable law, at any time when the Borrower is in default in the payment of any amount of principal due under the Facilities, such overdue principal amount shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR Loans (subject to applicable law).

Rate and Fee Basis:

All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

B-1-2

Annex I-A

Applicable Margin:

The applicable interest rate margins shall be (x) in the case of the Term Loans, 3.00% for Eurodollar Loans and 2.00% for ABR Loans, and (y) in the case of the Revolving Credit Loans, 2.25% for Eurodollar Loans and 1.25% for ABR Loans, with a commitment fee of 0.375% which shall accrue on the unused amounts of the commitments under the Revolving Credit Facility (provided that for such purpose Swingline Loans shall be deemed undrawn).

Annex I-A to Exhibit B

Exhibit C

PROJECT PACIFIC

SENIOR BRIDGE FACILITY
Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the Senior Bridge Facility. Capitalized terms used but not defined shall have the meanings set forth in the Commitment Letter to which this Exhibit C is attached and in Exhibits A, B and D attached thereto.

Borrower:	The Borrower under the Senior Credit Facilities.

Sole Lead Arranger and Sole Bookrunning Manager:	Wells Fargo Securities, LLC will act as the sole lead arranger and sole bookrunning manager (in such capacity, the “Lead Arranger”).

Lenders:	Wells Fargo Bank, National Association (or one or more of its affiliates) and a syndicate of financial institutions and other entities (the “Bridge Lenders”).

Administrative Agent:	Wells Fargo Bank, National Association (in such capacity, the “Administrative Agent”).

Bridge Loans:

Unsecured senior credit facility (the “Bridge Facility”) consisting of bridge loans (the “Bridge Loans”) in an aggregate principal amount of up to $300,000,000, which shall be reduced on a dollar-for-dollar basis with (a) the gross cash proceeds of any Specified Equity Offering, so long as the gross cash proceeds of such Specified Equity Offering are sufficient to reduce the Bridge Commitments in their entirety, and (b) the aggregate principal amount of Notes issued on or prior to the Closing Date, if any.

Use of Proceeds:

The proceeds of the Bridge Loans will be used, together with the proceeds of the Senior Credit Facilities, any Notes issued on or prior to the Closing Date and any Specified Equity Offering, solely to finance (a) the consummation of the Acquisition, (b) the Refinancing and (c) the payment of fees and expenses incurred in connection with the Transactions.

Availability:	The Bridge Facility will be available only in a single draw on the Closing Date. Amounts borrowed under the Bridge Facility that are repaid or prepaid may not be reborrowed.

Documentation:

The documentation for the Bridge Loans will include, among other items, a bridge loan agreement, guarantees and other appropriate documents, including an exhibit with the form of the indenture in connection with the issuance of any Exchange Notes as contemplated below (collectively, the “Bridge Loan Documentation”), all on terms consistent with this Bridge Term Sheet. The Bridge Loan Documentation will contain such other terms as are usual and customary for bridge loan agreements for comparably rated companies in a similar industry, consistent with the operational requirements of the Borrower and its subsidiaries in light of their size, cash flow, industry, business, business practices and operations; it being understood and agreed that the Bridge Loan Documentation will contain customary high yield covenants, events of default and financial definitions, with basket sizes, exceptions and other modifications as shall be determined by the Lead Arranger in light of prevailing market conditions on the Closing Date but, except as otherwise set forth herein, in no event shall any of the foregoing be inconsistent with or more restrictive than as set forth in the Existing Credit Agreement. The provisions of this paragraph are referred to as the “Bridge Documentation Principles.”

Ranking:	The Bridge Loans and the Guarantees thereof will be unsecured senior debt of the Borrower and the Guarantors, pari passu with all other unsecured senior debt of the Borrower and the Guarantors.

Guarantors:

Same guarantors as the guarantors for the Senior Credit Facilities (each a “Guarantor”; and its guarantee is referred to herein as a “Guarantee”). The Borrower and the Guarantors are herein referred to collectively as the “Credit Parties” and each a “Credit Party.”

Security:	None.

Interest:	Interest rates and fees in connection with the Bridge Loans and the Exchange Notes will be as specified in the Fee Letter and on Schedule I attached hereto.

Maturity/Exchange:

The Bridge Loans will mature on the date (the “Initial Maturity Date”) that is twelve months after the Closing Date. If any Bridge Loan has not been repaid in full on or prior to the Initial Maturity Date, subject to payment of the Bridge Rollover Fee (as defined in the Underwriting Fee Letter) and unless (i) the Borrower or any of its subsidiaries is subject to a bankruptcy or other insolvency proceeding or (ii) there exists a default in the payment when due at final maturity of any indebtedness (in an aggregate principal amount consistent with the cross-default threshold contained in the Senior Credit Facilities) of the Borrower or any of its subsidiaries, or the maturity of such indebtedness shall have been accelerated, the Bridge Loans will automatically be converted into term loans (each, an “Extended Term Loan”) due on the date that is 8 years after the Closing Date. The Extended Term Loans will be governed by the provisions of the Bridge Loan Documentation and will have the same terms as the Bridge Loans except as expressly set forth on Schedule II hereto.

Lenders under the Extended Term Loans will have the option at any time or from time to time to receive exchange notes under an indenture (the “Exchange Notes”) in exchange for such Extended Term Loans having the terms set forth on Schedule III hereto; provided that the Borrower may defer the issuance of Exchange Notes until such time as the Borrower has received requests to issue an aggregate principal amount of Exchange Notes equal to at least $150,000,000.

Mandatory Prepayment:

The Borrower will be required to prepay the Bridge Loans on a pro rata basis, at par plus accrued and unpaid interest with:

(a)         100% of the net cash proceeds from the issuance of the Notes and or any other indebtedness (other than the Senior Credit Facilities) by the Borrower or any of its restricted subsidiaries, subject to baskets and other exceptions to be mutually agreed upon;

(b)         100% of the net cash proceeds from any issuance of equity securities of, or from any capital contribution to the Borrower or any of its restricted subsidiaries, subject to exceptions to be mutually agreed upon; and

(c)          100% of the net cash proceeds of all non-ordinary course asset sales, insurance proceeds and condemnation recoveries and other asset dispositions by the Borrower or any of its restricted subsidiaries in excess of amounts either reinvested in accordance with the Senior Credit Facilities or required to be paid to the Lenders under the Senior Credit Facilities, subject to exceptions to be mutually agreed upon.

Each such prepayment will be made together with accrued interest to the date of prepayment, but without premium or penalty (except breakage costs related to prepayments not made on the last day of the relevant interest period).

In the event any Bridge Lender or affiliate of a Bridge Lender purchases Securities (as defined in the Fee Letter) from the Borrower pursuant to the securities demand provisions in the Fee Letter, the net cash proceeds received by the Borrower in respect of such Securities may, at the option of such Bridge Lender or affiliate, be applied first to prepay the Bridge Loans of such Bridge Lender or affiliate rather than pro rata (provided that if there is more than one such Bridge Lender or affiliate then such net cash proceeds will be applied pro rata to prepay the Bridge Loans of all such Bridge Lenders or affiliates in proportion to such Bridge Lenders’ or affiliates’ principal amount of Securities purchased from the Borrower) prior to being applied to prepay the Bridge Loans held by other Bridge Lenders.

Change of Control:

Upon any change of control (to be defined in the Bridge Loan Documentation), the Borrower will be required to prepay the entire principal amount of the Bridge Loans (plus any accrued and unpaid interest) at par. Prior to making any such payment, the Borrower will, within 30 days of the change of control, repay all obligations under the Senior Credit Facilities or obtain any required consent of the lenders under the Senior Credit Facilities to make such prepayment of the Bridge Loans.

Voluntary Prepayment:

Subject to the provisions of the Senior Credit Facilities, the Bridge Loans may be prepaid at any time, in whole or in part, at the option of the Borrower, upon notice and in a minimum principal amount and in multiples to be agreed upon, at 100% of the principal amount of the Bridge Loans prepaid, plus all accrued and unpaid interest and fees (including any breakage costs) to the date of the repayment.

Conditions Precedent to Funding:

The funding of the Bridge Loans will be subject only to satisfaction of the conditions precedent set forth on Exhibit D to the Commitment Letter. For the avoidance of doubt, it is agreed that the conditions set forth on Exhibit D to the Commitment Letter are subject, in all respects, to the Limited Conditionality Provision.

Representations and Warranties:

The Bridge Loan Documentation will contain usual and customary representations and warranties for facilities of this type and substantially similar to the representations and warranties contained in the Senior Credit Documentation, with such changes as are reasonably appropriate in connection with the Bridge Facility, subject to the Bridge Documentation Principles and the Limited Conditionality Provision.

Covenants:

The Bridge Loan Documentation will contain affirmative covenants comparable to those contained in the Senior Credit Documentation (and also including a covenant to comply with the securities demand provisions in the Fee Letter, a customary offering cooperation covenant, and a covenant to use all commercially reasonable efforts to refinance the Bridge Loans as soon as practicable) and incurrence-based negative covenants customary for high yield debt securities, subject to the Bridge Documentation Principles; provided that prior to the Initial Maturity Date, the indebtedness, lien and restricted payments covenants may be more restrictive than those contained in the Senior Credit Facilities (so long as such covenants are not more restrictive than those contained in the Senior Credit Facilities when taken as a whole). The Bridge Loan Documentation will not include any financial maintenance covenants.

Events of Default:

Prior to the Initial Maturity Date, the Bridge Loan Documentation will contain such events of default (and, as appropriate, grace periods and threshold amounts) as are usual and customary for high yield debt securities, subject to the Bridge Documentation Principles (and no more restrictive than those set forth in the Senior Credit Documentation), including without limitation an event of default for failure to pay fees specified in the Fee Letter.

Yield Protection and Increased Costs:	Usual and customary for facilities similar to the Bridge Facility including customary tax gross up provisions.

Assignments and Participations:	Consents. Each Bridge Lender will, subject in certain circumstances to the approval of the Administrative Agent (such consent not to be unreasonably withheld or delayed), be permitted to make assignments in acceptable minimum amounts; provided, however, that prior to the Initial Maturity Date and so long as no Demand Failure Event (as defined in the Fee Letter) or payment or bankruptcy event of default is continuing, the consent of the Borrower (not to be unreasonably withheld or delayed) shall be required with respect to any assignment if, subsequent thereto, the Initial Bridge Lender would hold less than 50.1% of the outstanding Bridge Loans. Participations will be permitted without the consent of the Borrower or the Administrative Agent.

No Assignment or Participation to Certain Persons. No assignment or participation may be made to natural persons, the Borrower or any of its affiliates or subsidiaries or any Disqualified Lender.

Required Lenders:	On any date of determination, those Bridge Lenders who collectively hold more than 50% of the aggregate outstanding Bridge Loans (the “Required Lenders”).

Amendments and Waivers:

Amendments and waivers of the provisions of the Bridge Loan Documentation will require the approval of the Required Lenders, except that (a) the consent of all Bridge Lenders directly adversely affected thereby will be required with respect to: (i) reductions of principal, interest, fees or other amounts, (ii) except as provided under “Maturity/Exchange” above, extensions of scheduled maturities or times for payment, (iii) additional restrictions on the right to exchange Extended Term Loans for Exchange Notes or any amendment to the rate of such exchange and (b) the consent of 100% of the Bridge Lenders will be required with respect to (i) releases of all or substantially all of the value of the Guarantees (other than in connection with transactions permitted pursuant to the Bridge Loan Documentation) and (ii) modifications in the voting percentages.

Expenses and Indemnification:	Substantially the same as the corresponding provisions set forth in the Senior Credit Facilities Term Sheet.

Governing Law and Forum:	Substantially the same as the corresponding provisions set forth in the Senior Credit Facilities Term Sheet.

Counsel for the Lead Arranger and the Administrative Agent:	Latham & Watkins LLP.

SCHEDULE I TO EXHIBIT C

INTEREST RATES ON THE BRIDGE LOANS

Interest Rate:

The Bridge Loans will bear interest for the first three month period commencing on the Closing Date at a variable rate per annum equal to the sum of (a) the one-month LIBO Rate plus (b) 4.50% (the “Applicable Interest Rate”).

The Applicable Interest Rate will increase by an additional 0.50% following each three-month period after the Closing Date. Notwithstanding the foregoing, the interest rate on the Bridge Loans will not at any time prior to the Initial Maturity Date exceed the Total Cap (as defined in the Underwriting Fee Letter).

Interest will be payable quarterly in arrears and on the Initial Maturity Date and will be calculated on the basis of the actual number of days elapsed in a year of 360 days.

Upon the occurrence of a Demand Failure Event (as defined in the Underwriting Fee Letter), all outstanding Bridge Loans will accrue interest at the Total Cap.

The “LIBO Rate” will be defined and calculated as specified in the Term Loan Documentation; provided that at no time will the LIBO Rate be deemed to be less than 0.00% per annum.

Default Rate:

The Bridge will bear default interest at a rate per annum of 2.00% in excess of the rate otherwise applicable thereto, which may be in excess of any cap or limitation on yield or interest rate set forth in this Commitment Letter or in the Fee Letter.

SCHEDULE II TO EXHIBIT C

EXTENDED TERM LOANS
SUMMARY OF PROPOSED TERMS AND CONDITIONS

Capitalized terms used herein without definition will have the meanings given to them in the Summary of Proposed Terms and Conditions for the Bridge Facility to which this Schedule II is attached.

Borrower:	The Borrower.

Guarantors:	Same as the Guarantors of the Bridge Loans.

Security:	None.

Ranking:	Same as the Bridge Loans.

Maturity:	8 years from the Closing Date.

Interest Rate:	The Extended Term Loans will bear interest at the Total Cap.

Default Rate:	The Extended Term Loans will bear default interest at a rate per annum of 2.00% in excess of the rate otherwise applicable thereto, which may be in excess of the Total Cap.

Mandatory Prepayment:	Same as the mandatory prepayments for the Bridge Loans.

Change of Control:	Same as the Bridge Loans, plus a prepayment fee equal to 1.00% of the entire principal amount of the Extended Term Loans outstanding at such time.

Voluntary Prepayment:

The Extended Term Loans may be prepaid, in whole or in part, in minimum denominations to be agreed, at par, plus accrued and unpaid interest upon not less than one business day’s prior written notice, at the option of the Borrower at any time.

Covenants; Events of Default; Offers to Repurchase:

The covenants, events of default and offers to repurchase (other than as described in this Schedule II) that would be applicable to the Exchange Notes, if issued, will also be applicable to the Extended Term Loans in lieu of the corresponding provisions applicable to the Bridge Loans.

SCHEDULE III TO EXHIBIT C

EXCHANGE NOTES
SUMMARY OF PROPOSED TERMS AND CONDITIONS

Capitalized terms used herein without definition will have the meanings given to them in the Summary of Proposed Terms and Conditions for the Bridge Facility to which this Schedule III is attached.

Issuer:	The Borrower.

Guarantors:	Same as the Guarantors of the Bridge Loans.

Security:	None.

Principal Amount:

The Exchange Notes will be available only in exchange for the Extended Term Loans. The principal amount of the Exchange Notes will equal 100% of the aggregate principal amount of the outstanding Extended Term Loans for which they are exchanged and will have the same ranking as the Extended Term Loans for which they are exchanged.

Ranking:	Same as the Bridge Loans.

Maturity:	8 years from the Closing Date.

Interest Rate:	The Exchange Notes will bear interest at the Total Cap.

Default Rate:	The Exchange Notes will bear default interest at a rate per annum of 2.00% in excess of the rate otherwise applicable thereto, which may be in excess of the Total Cap.

Mandatory Redemption:	No mandatory redemption provisions other than 101% change of control put and customary asset sale offer to redeem provisions.

Optional Redemption:

Non-callable until the third anniversary of the Closing Date and thereafter callable at par plus accrued interest plus a premium equal to 75% of the coupon on such Exchange Notes, which premium shall decline ratably on each subsequent anniversary of the issuance of such Exchange Notes to zero on the date that is two years prior to the maturity of such Exchange Notes. Prior to the third anniversary of the Closing Date, the Issuer may redeem such Exchange Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the third anniversary of the Closing Date plus 50 basis points. Prior to the third anniversary of the Closing Date, the Issuer may redeem up to 40% of the Exchange Notes with proceeds from an equity offering at a redemption price equal to par plus the coupon on such Exchange Notes.

The optional redemption provisions will be otherwise customary for high yield debt securities with equal maturity.

Registration Rights:	None (Rule144A for life).

Right to Resell Notes:

Any Bridge Lender (and any subsequent holder) will have the absolute and unconditional right to resell the Exchange Notes to one or more third parties, whether by assignment or participation and subject to compliance with applicable securities laws.

Representations and Warranties; Covenants; Events of Default:	Substantially similar to those for the Bridge Loans.

Governing Law and Forum:	New York.

Miscellaneous:

Customary provisions regarding consent to jurisdiction, waiver of jury trial and punitive and consequential damages, service of process, yield protection, tax gross-ups and other miscellaneous matters.

Counsel to the Lead Arranger:	Latham & Watkins LLP.

Exhibit D

PROJECT PACIFIC
Conditions

The availability and initial funding of the Facilities shall be subject to the satisfaction (or waiver by the Commitment Parties) of solely the following conditions (subject to the Limited Conditionality Provision). Capitalized terms used but not defined herein have the meanings set forth in the Commitment Letter to which this Exhibit D is attached and in Exhibits A, B and C thereto.

1.                                      The Borrower and the other Guarantors party thereto shall have executed and delivered the Credit Documentation on terms consistent with the Commitment Letter, and the Administrative Agent shall have received:

a.              customary closing certificates, corporate and organizational documents, good standing certificates (to the extent applicable), in each case with respect to the Borrower and the Guarantors (to the extent applicable). and customary legal opinions; and

b.              a certificate from the chief financial officer of the Borrower, in the form attached as Annex I to this Exhibit D, certifying that the Borrower and its subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are solvent.

2.                                      On the Closing Date, after giving effect to the Transactions, neither the Borrower, the Target nor any of their respective subsidiaries shall have any indebtedness for borrowed money other than (i) the Facilities, (ii) indebtedness of the Borrower, the Target and any of its subsidiaries incurred in the ordinary course of business, including short term debt for working capital, capital leases, purchase money debt, equipment financings and ordinary course of business letter of credit facilities, (iii) any indebtedness of the Target and its subsidiaries permitted under the Acquisition Agreement as in effect on the date hereof and (iv) certain other indebtedness to be mutually agreed upon. The Administrative Agent shall have received reasonably satisfactory evidence of the discharge (or the making of arrangements for discharge) of all liens securing any indebtedness for borrowed money of the Borrower and its subsidiaries (including the Target) other than liens securing any indebtedness for borrowed money permitted pursuant to the immediately preceding sentence and liens otherwise permitted to remain outstanding under the Credit Documentation.

3.                                      The Acquisition shall have been, or shall be, substantially concurrently with the initial funding of the Term Loan Facility, consummated in accordance with the terms of the Agreement and Plan of Merger, dated as of June 24, 2019, among the Borrower, Pacific Merger Sub Inc. and the Target (together with all schedules and exhibits thereto, the “Acquisition Agreement”), without giving effect to any modifications, amendments or express waivers or consents thereto that are materially adverse to the Lenders in their capacities as such without the prior written consent of the Commitment Parties (such consent not to be unreasonably withheld, delayed or conditioned); provided that it is hereby understood and agreed that (a) amendments, waivers and other changes by you (or your affiliate) to the definition of “Company Material Adverse Effect”, and directions to take action (or refrain from taking action) and consents and requests given or made pursuant to such definition, shall in each case be deemed to be materially adverse to the Lenders and (b) any modification, amendment or express waiver or consent that results in a decrease to the purchase price by not more than 10% shall be deemed to not be materially adverse to the Lenders so long as such reduction is allocated to reduce the commitments under the Term Loan Facility, the Bridge Facility and the Revolving Credit Facility on a pro rata basis.

4.                                      The closing and effectiveness of the Facilities and the initial funding of the Term Loan Facility shall have occurred on or before the Expiration Date.

5.                                      The Commitment Parties shall have received (a) audited consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows of the Borrower and its subsidiaries for the three most recently completed fiscal years ended at least 90 days before the Closing Date and (b) unaudited consolidated balance sheets and related statements of operations and cash flows of the Borrower and its subsidiaries for each subsequent fiscal quarter (other than the fourth fiscal quarter) ended at least 45 days before the Closing Date; provided that filing of the required financial statements on form 10-K and/or form 10-Q by the Borrower will satisfy the foregoing requirements; provided, further that the Commitment Parties confirm receipt of the financial statements described in clause (a) for the fiscal years ended on January 31, 2019, January 31, 2018 and January 31, 2017; it being understood that, unless the foregoing requirements are satisfied by the filing of a form 10-K and/or form 10-Q, such financial statements provided pursuant to this paragraph 5 must be customary for a high yield securities offering, but need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).

6.                                      The Commitment Parties shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Target and its subsidiaries for the three most recently completed fiscal years ended at least 90 days before the Closing Date and (b) unaudited consolidated balance sheets and related statements of income and cash flows of the Target and its subsidiaries for each subsequent fiscal quarter (other than the fourth fiscal quarter) ended at least 45 days before the Closing Date; provided that filing of the required financial statements on form 10-K and/or form 10-Q by the Target will satisfy the foregoing requirements; provided, further that the Commitment Parties confirm receipt of the financial statements described in clause (a) for the fiscal years ended on December 31, 2016, December 31, 2017 and December 31, 2018; it being understood that, unless the foregoing requirements are satisfied by the filing of a form 10-K and/or form 10-Q, such financial statements provided pursuant to this paragraph 6 must be customary for a high yield securities offering, but need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).

7.                                      The Commitment Parties shall have received a pro forma unaudited consolidated balance sheet and related pro forma unaudited consolidated statement of operations of the Borrower and its subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days (or 90 days in case such four-fiscal quarter period is the end of the Borrower’s fiscal year) prior to the Closing Date, prepared after giving effect to the Transactions (including the acquisition of the Target) as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income), it being understood that such unaudited pro forma financial statements provided pursuant to this paragraph 7 must be customary for a high yield securities offering, but need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).

8.                                      (a) Each of the Acquisition Agreement Representations shall be true and correct to the extent required by the Limited Conditionality Provision; and (b) each of the Specified Representations shall be true and correct in all material respects (in each case, except in the case of any representations which expressly relate to a specific date or period, such representation and warranties shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be) (and, in each case, all respects if qualified by material adverse effect or other materiality qualifier).

9.                                      The Administrative Agent shall have received, at least 3 business days prior to the Closing Date to the extent requested at least 10 business days prior to the Closing Date, all documentation and other information that the Administrative Agent, on behalf of itself or any Lender, reasonably determines is required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation.

10.                               All fees and expenses due and payable to the Commitment Parties and the Lenders and required to be paid on or prior to the Closing Date shall have been paid or shall have been authorized to be deducted from the proceeds of the initial funding under the Term Loan Facility, so long as any such fees or expenses not expressly set forth in the Fee Letter have been invoiced not less than two (2) business days prior to the Closing Date.

11.                               Subject to the Limited Conditionality Provision, all actions necessary to establish that the Administrative Agent will have a perfected first priority security interest (subject to liens permitted under the Credit Documentation) in the Collateral shall have been taken.

12.                               The Lead Arranger (a) shall have received the financial information required to be delivered pursuant to paragraphs 5, 6 and 7 of this Exhibit D (the “Required Information”) and (b) shall have been afforded a period of 15 consecutive business days to syndicate the Facilities from the date of delivery of the Required Information to the Lenders (the “Marketing Period”); provided, that (A) July 4th through 5th, October 14th and November 27th through November 29th of 2019 shall not be considered “business days” for the purposes of the Marketing Period and (B) (x) if such 15 consecutive business day period shall not have fully elapsed on or prior to August 16, 2019, the Marketing Period shall not commence any earlier than September 3, 2019 and (y) if such 15 consecutive business day period shall not have fully elapsed on or prior to December 20, 2019, the Marketing Period shall not commence any earlier than January 6, 2020; provided, further, that in no event shall the Marketing Period be restarted or cease to continue if additional financial statements are required to be delivered pursuant to paragraphs 5 or 6 of this Exhibit D after the Marketing Period has commenced; provided, further, with respect to any financial statements required to be delivered pursuant to paragraph 6 of this Exhibit D, (x) the Target’s independent auditors shall not have withdrawn any audit opinion with respect to any such audited financial statements (unless a new unqualified audit opinion has been received in respect thereof from such auditors or another nationally recognized independent registered accounting firm of national standing) and (y) the Target shall not have been informed by its independent auditors that it is required to restate, and the Target has not restated any financial statements delivered pursuant to paragraph 6 (or is not actively considering any such restatements); provided, that such financial statements shall be deemed to comply with this paragraph 12 if and when the Target’s auditors subsequently inform the Target that no such restatement is needed; provided, further, that if the Borrower shall in good faith reasonably believe it has provided the Required Information, the Borrower may deliver to the Lead Arranger a written notice to that effect (stating the date upon which it believes it has completed such delivery), in which case the Borrower shall be deemed to have complied with such obligation to provide the Required Information, and the Marketing Period shall be deemed to have commenced on the date that the Required Information was delivered to the Lead Arranger, unless the Lead Arranger, in good faith, reasonably believes that the Borrower has not completed the delivery of the Required Information and not later than 5:00 p.m. (Eastern Time) within two business days after the date of the delivery of such notice by the Borrower, the

Lead Arranger deliver a written notice to the Borrower to that effect (stating in good faith which specific items of the Required Information of the Borrower has not been delivered).

13.                               With respect to the Bridge Facility, (a) one or more investment banks satisfactory to Wells Fargo Securities in its reasonable discretion (collectively, the “Investment Bank”) shall have been engaged to publicly sell or privately place the Notes and the Borrower shall have provided the Investment Bank  with a customary preliminary offering memorandum (an “Offering Document”) for the Notes suitable for use in a customary “high yield road show” relating to the Notes and in customary form for offering memoranda used in Rule 144A-for-life offerings of debt securities, which Offering Document shall include financial statements, pro forma financial statements and other financial data, in each case, of the type and form customarily included in a preliminary Rule 144A-for-life offering memorandum (subject to exceptions customary for a Rule 144A-for-life offering involving high yield debt securities, including that such Offering Document shall not be required to include financial statements or information required by Rules 3-09, 3-10 or 3-16 of Regulation S-X or other information customarily excluded from Rule 144A for life offering memorandum and except that this clause (a) shall be deemed to be satisfied if such Offering Document excludes the “Description of Notes” and other sections that would customarily be provided by the Investment Banks or their counsel, but is otherwise complete) and all such other financial data reasonably necessary for the Investment Banks to receive customary (for high-yield debt securities issued in a private placement pursuant to Rule 144A) “comfort” (including customary “negative assurance” comfort) in connection with the offering of the Notes (any such information required to be provided by the Borrower, the “Required Information”) and (b) the Borrower shall have afforded the Investment Bank a period (the “Marketing Period”) of at least 15 consecutive business days (following receipt of the Required Information to seek to place the Notes with qualified purchasers thereof; provided, that (A) July 4th through 5th, October 14th and November 27th through November 29th of 2019 shall not be considered “business days” for the purposes of the Marketing Period and (B) (x) if such 15 consecutive business day period shall not have fully elapsed on or prior to August 16, 2019, the Marketing Period shall not commence any earlier than September 3, 2019 and (y) if such 15 consecutive business day period shall not have fully elapsed on or prior to December 20, 2019, the Marketing Period shall not commence any earlier than January 6, 2020. If the Borrower in good faith believes that it has delivered the Required Information to the Investment Bank, it may deliver a written notice (which may be delivered by email) to the Lead Arranger to that effect (stating when it believes it completed such delivery), in which case it shall be deemed to have delivered the Required Information on the date specified in such notice, unless the Lead Arranger in good faith reasonably believe that the Borrower has not completed the delivery of the Required Information at the time such notice is given and, no later than the second business day after the delivery of such notice by the Borrower, the Lead Arranger give written notice to the Borrower to that effect (stating with specificity which Required Information has not been delivered).

14.                               There shall not have been a Company Material Adverse Effect (as defined in the Acquisition Agreement as of the date hereof) since the date of the Acquisition Agreement.

Annex I to Exhibit D

FORM OF SOLVENCY CERTIFICATE

[          ], 20[  ]

This Solvency Certificate is being executed and delivered pursuant to Section [  ] of the Credit Agreement (the “Credit Agreement”), dated as of [      ], 20[  ], among HealthEquity, Inc. (the “Borrower”), the lenders party thereto from time to time and Wells Fargo Bank, National Association, as the administrative agent; the terms defined therein being used herein as therein defined.

I, [          ], the chief financial officer of the Borrower, solely in such capacity and not in an individual capacity, hereby certify that I am the chief financial officer of the Borrower and that I am generally familiar with the businesses and assets of the Borrower and its Subsidiaries (taken as a whole), I have made such other investigations and inquiries as I have deemed appropriate and I am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Credit Agreement.

I further certify, solely in my capacity as chief financial officer of the Borrower, and not in my individual capacity, as of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions on the date hereof, that, with respect to the Borrower and its Subsidiaries on a consolidated basis, (a) the sum of the liabilities of the Borrower and its Subsidiaries, taken as a whole, does not exceed either the present fair saleable value or fair value of the assets of the Borrower and its Subsidiaries, taken as a whole; (b) the capital of the Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower and its Subsidiaries, taken as a whole, contemplated through the maturity of the credit facilities evidenced by the Credit Agreement and (c) the Borrower and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

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IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:
Name:
Title: Chief Financial Officer